FOR IMMEDIATE RELEASE

Contact:

Chris Lewis

Director, Investor Relations, Corporate Strategy & Development

(949) 481-0510

clewis@glaukos.com

Glaukos Corporation Announces Second Quarter 2019 Financial Results

San Clemente, CA – August 7, 2019  – Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases, today announced financial results for the second quarter ended June 30, 2019.  Key highlights include:

•	Achieved 36% net sales growth to $58.6 million in the second quarter of 2019, compared to $43.2 million in the second quarter of 2018.
•	Reported gross margin of approximately 87% in the second quarter of 2019, compared to approximately 86% in the second quarter of 2018.
•	Updated 2019 net sales guidance to $226 million to $231 million.
•	Company separately announced a definitive agreement to acquire Avedro, Inc. (Nasdaq: AVDR)

“We are very pleased with the company’s record second quarter financial performance, along with the significant clinical and regulatory progress we continue to make to advance and expand our transformative pipeline,” said Thomas Burns, Glaukos president and chief executive officer.  “We remain focused on execution as we build upon our solid foundation to transform Glaukos into a global ophthalmic pharmaceutical and device leader capable of providing novel treatment options for the benefit of patients worldwide.”

Second Quarter 2019 Financial Results

Net sales rose 36% in the second quarter of 2019 to $58.6 million, compared to $43.2 million in the same period in 2018.  The growth primarily reflected unit volume increases worldwide.

Gross margin for the second quarter of 2019 was approximately 87%,  compared to approximately 86% in the same period in 2018.

SG&A and R&D expenses in the second quarter of 2019 rose 33% to $54.7 million, compared to $41.2 million in the same period in 2018.  The year-over-year increase reflected primarily growth in our global commercial infrastructure, administrative personnel and expenses, increased spending associated with pharmaceutical research and clinical trials, increased spending associated with enterprise systems integration and a one-time R&D supplier agreement charge. In addition, during the second quarter of 2019, we also incurred a $2.2 million in-process R&D charge associated with the acquisition of DOSE Medical.

Loss from operations in the second quarter of 2019 was $6.2 million, which includes the $2.2 million in-process R&D charge, compared to a loss of $4.2 million in the second quarter of 2018.  Net loss in the second quarter of 2019, including in-process R&D, was $6.3 million, or $0.17 per diluted share, compared to a  net loss of $5.4 million, or $0.15 per diluted share, in the second quarter of 2018.

The company ended the second quarter of 2019 with $159.2 million in cash and cash equivalents, short-term investments and restricted cash.

2019 Revenue Guidance

The company updated its 2019 net sales guidance to $226 million to $231 million, compared to $225 million to $230 million previously. The company’s updated guidance does not include the impact of the pending acquisition of Avedro.

Webcast & Conference Call

Due to our separately announced proposed acquisition of Avedro, the two companies will host a joint conference call and simultaneous webcast today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss the transaction and Glaukos’ second quarter 2019 financial results and outlooks. A link to the webcast and supplemental presentation are available on the company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 833-231-8262 (U.S.) or 647-689-4107 (international) and enter Conference ID 3119047.  A replay of the webcast will be archived on the company’s website following completion of the call.

About Glaukos

Glaukos (www.glaukos.com)  is an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm. Glaukos launched the iStent®, its first MIGS device, in the United States in July 2012 and launched its next-generation iStent inject® device in the United States in September 2018. Glaukos is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale surgical and pharmaceutical therapies in glaucoma, corneal health and retinal disease.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of federal securities laws. All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on management’s current expectations, assumptions, estimates and beliefs. Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this press release.  These potential risks and uncertainties that could cause actual results to differ materially from those described in forward-looking statements include, without limitation, uncertainties about our  dependence on the success and market acceptance of the iStent and the iStent inject;  our ability to reach sustained profitability; our ability to leverage our sales and marketing infrastructure to increase market penetration and acceptance of our products both in the United States and internationally; our ability to bring our pipeline products to market; our dependence on a limited number of third-party suppliers, some of which are single-source, for components of our products; the occurrence of a crippling accident, natural disaster or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent,  the iStent inject or other products in development; our ability to properly train, and gain acceptance and trust from, ophthalmic surgeons in the use of our products; our ability to successfully develop and commercialize additional products; our ability to compete effectively in the highly competitive and rapidly changing medical device industry and against current and future competitors (including MIGS competitors) that are large public companies or divisions of publicly traded companies that have competitive advantages; the timing, effect, expense and uncertainty of navigating different regulatory approval processes as we develop additional products and penetrate foreign markets; the impact of any product liability claims against us and any related litigation; the effect of the extensive and increasing federal and state regulation in the healthcare industry on us and our suppliers; the lengthy and expensive clinical trial process and the uncertainty of timing and outcomes from any particular clinical trial; the risk of recalls or serious safety issues with our products and the uncertainty of patient outcomes; our ability to protect, and the expense and time-consuming nature of protecting, our intellectual property against third parties and competitors that could develop and commercialize similar or identical products; the impact of any claims against us of infringement or misappropriation of third party intellectual property rights and any related litigation; the market’s perception of our limited operating history as a public company;  the ability of the parties to complete the proposed acquisition of Avedro on the anticipated terms and timing or at all;  the ability of the parties to satisfy the conditions to the closing of the proposed acquisition; obtaining required regulatory and governmental approvals for the proposed acquisition; potential legal proceedings relating to the proposed acquisition and the outcome of any such legal proceedings; potential adverse reactions or changes to the business relationships of each party with their respective customers, suppliers and others resulting from the announcement or completion of the proposed acquisition; any adverse effects of the announcement of the proposed acquisition on the market price of our common stock;  any unexpected impacts from unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, costs and losses with respect to the proposed acquisition, including on the future prospects, business and management strategies for the combined company’s operations after the consummation of the proposed acquisition; inherent risks, costs and uncertainties associated with integrating the businesses successfully and risks of not achieving all or any of the anticipated benefits from the proposed acquisition or that such benefits may not be fully realized or take longer to realize than expected;  potential disruptions from the proposed acquisition that may divert management attention from other important business objectives;   and potential dilution of our stockholders’ ownership interest in our company in connection with the proposed acquisition.  These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for 2018, and will also be included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which we expect to file on or before August 9, 2019. Our filings with the Securities and Exchange Commission are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov.  In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$58,600	$43,161	$112,626	$83,294
Cost of sales	7,870	6,160	14,981	11,946
Gross profit	50,730	37,001	97,645	71,348
Operating expenses:
Selling, general and administrative	37,656	28,638	72,581	55,793
Research and development	17,069	12,611	30,999	23,517
In-process research and development	2,245	-	2,245	-
Total operating expenses	56,970	41,249	105,825	79,310
Loss from operations	(6,240)	(4,248)	(8,180)	(7,962)
Non-operating income (expense):
Interest income	800	505	1,588	978
Interest expense	(1,013)	-	(1,013)	-
Other income(expense), net	216	(1,644)	148	(1,109)
Total non-operating income (expense)	3	(1,139)	723	(131)
Loss before taxes	(6,237)	(5,387)	(7,457)	(8,093)
Provision for income taxes	72	11	194	16
Net loss	$(6,309)	$(5,398)	$(7,651)	$(8,109)
Basic net loss per share	$(0.17)	$(0.15)	$(0.21)	$(0.23)
Diluted net loss per share	$(0.17)	$(0.15)	$(0.21)	$(0.23)
Weighted average shares used to compute basic net loss per share	36,470	34,942	36,338	34,778
Weighted average shares used to compute diluted net loss per share	36,470	34,942	36,338	34,778

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,992	$29,821
Short-term investments	110,402	110,667
Accounts receivable, net	22,041	18,673
Inventory, net	14,038	13,282
Prepaid expenses and other current assets	14,728	4,124
Total current assets	201,201	176,567
Restricted cash	8,848	8,775
Property and equipment, net	20,497	19,153
Operating lease right-of-use asset	12,369	-
Finance lease right-of-use asset	53,935	-
Income tax receivable	213	213
Deposits and other assets	5,022	2,262
Total assets	$302,085	$206,970

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,052	$6,286
Accrued liabilities	25,949	23,964
Deferred rent	-	115
Total current liabilities	31,001	30,365
Operating lease liability	11,657	-
Finance lease liability	68,209	-
Other liabilities	3,413	2,745
Total liabilities	114,280	33,110

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 150,000 authorized; 36,666 and 36,135 shares issued and 36,638 and 36,107 shares outstanding at June 30, 2019 and December 31, 2018, respectively	37	36
Additional paid-in capital	399,452	378,352
Accumulated other comprehensive income	1,233	738
Accumulated deficit	(212,785)	(205,134)
Less treasury stock (28 shares as of June 30, 2019 and December 31, 2018)	(132)	(132)
Total stockholders’ equity	187,805	173,860
Total liabilities and stockholders’ equity	$302,085	$206,970

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